

Second Quarter 2013 Financial Results Conference Call

August 8, 2013

Forward Looking Statements

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of pending litigation or disputes, including PDL's current dispute with Genentech related to ex-U.S. sales of Genentech licensed products; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

PDL BioPharma

Top Priority: Acquiring Income Generating Assets

- **Continued focus on bringing in income generating assets**
- **Closed three significant transactions in 2012 and one so far in 2013**
- **Credit Agreement / Royalty Transaction with Avinger, Inc.**
  - Completed April 18, 2013
  - PDL financing Avinger for $40 million, including $20 million cash funded on April 18 and up to $20 million more upon completion of certain revenue milestones
  - PDL to receive interest on the principal and a low single-digit royalty on Avinger's revenues from product sales through April 2018
  - Avinger develops therapeutic devices to treat vascular diseases and has products on the market as well as others in development
- **Bolstered our asset acquisition team in Q2,13**
  - Glenn Reicin joined as a senior advisor to the company. Glenn is a medical device expert, including 15 years as medical device analyst at Morgan Stanley.
- **Focus is on the quality of the assets and the ROI for the benefit of our shareholders**

Potential Royalty Product - Obinutuzumab

- **On May 15, 2013, Genentech/Roche announced Phase 3 data from the CLL11 study to be presented at ASCO for the treatment of chronic lymphocytic leukemia (CLL).**
  - Announced marketing applications had been submitted to regulatory authorities including the European Medicines Association (EMA) and the FDA.
  - Also, FDA designated it as a breakthrough therapy for CLL.
  - Previously, Genentech/Roche announced that results from Stage 1 of a Phase 3 trial showed CLL patients treated with obinutuzumab + chlorambucil had a progression free survival (PFS) of 23 months compared to 10.9 months for patients treated with chlorambucil only.
- **On July 2, 2013, Genentech/Roche announced that FDA accepted their Biologics License Application (BLA) and it had been granted priority review by FDA with a PDUFA date of December 20, 2013.**
- **On July 23, 2013, Genentech/Roche announced that results from planned interim analysis of Stage 2 of same Phase 3 trial showed CLL patients treated with obinutuzumab + chlorambucil lived significantly longer without disease worsening (PFS) than patients receiving Rituxan + chlorambucil.**
  - While the differences in PFS will not be disclosed until ASH in early December 2013, Genentech/Roche stated that the endpoint was achieved sooner than the target date of 2014 because of the magnitude of the difference between the two arms in Stage 2.

Potential Royalty Product - Solanezumab

- **On July 12, 2013, Lilly announced details regarding its new Phase 3 trial.**
  - 2,100 patients with mild Alzheimer's Disease with amyloid pathology confirmed by either PET or cerebrospinal fluid instead of 1,322 mild Alzheimer's Disease patients in previous Phase 3s.
  - Co-primary endpoints of ADAS-Cog14 (cognition) and ADCS-iADL (function) instead of ADAS-Cog11 and ADCS-ADL used in previous Phase 3s.
  - 22 months for patient enrollment beginning in September 2013 plus 18 month for patient follow up equals 40 months, or late 2016, to data.
- **If solanezumab were to receive marketing authorization, PDL would receive a patent royalty of 3% through the expiration of Queen et al. patents in addition to a 12.5 year know-how royalty of 2% from date of first sale.**

Two Key Additions to Finance Team

- **Peter Garcia, Vice President and CFO**
  - More than 16 years in various biotech CFO positions
  - Most recently CFO of public biotech company, BioTime
  - Extensive experience in financial management and reporting as well as deal negotiations
- **David Montez, CPA, Controller and Chief Accounting Officer**
  - More than 13 years in overseeing accounting and financial functions
  - Most recently director of finance and corporate controller at GlassPoint Solar, Inc.
  - Extensive knowledge of accounting and financial reporting procedures for public and private companies

Second Quarter 2013 Overview

(In thousands, except per share amounts)	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Revenues	$ 143,617	$ 125,904	$ 235,464	$ 203,248
G&A expenses	6,783	5,145	13,969	12,090
Operating income	136,834	120,759	221,495	191,158
Interest and other income, net	4,963	428	8,801	518
Interest expense	(6,051)	(7,872)	(12,051)	(16,573)
Income before income taxes	135,746	113,315	218,245	175,103
Income tax expense	42,004	39,813	71,032	61,417
Net income	$ 93,742	$ 73,502	$ 147,213	$ 113,686
Net income per share - Basic	$ 0.67	$ 0.53	$ 1.05	$ 0.81
Net income per share - Diluted	$ 0.62	$ 0.52	$ 0.96	$ 0.80

	June 30, 2013	December 31, 2012
Cash, cash equivalents and investments	$ 258,850	$ 148,689
Total notes receivable	$ 110,633	$ 93,208
Total assets	$ 401,424	$ 279,966
Convertible notes payable	$ 315,320	$ 309,952
Total stockholders' deficit	$ (1,261)	$ (68,122)

Return to Stockholders – PDL Dividends

- **Regular quarterly dividend program will total 60 cents per share in 2013**
- **Highest dividend yield among biotech / pharma companies**
  - 2012: paid regular, quarterly dividends totaling $0.60/share
  - 2013: paid regular, quarterly dividend of $0.15/share on March 12 and June 12, and will pay the same amount in dividends on September 12 and December 12
- **Paid second of four regular dividends on June 12th to all stockholders of record as of June 5th for a total of $21 million**



PDL BioPharma

Question and Answer Session

